UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2009

Invesco Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-13908	98-0557567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Peachtree Street, N.E., Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 892-0896

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	Entry into a Material Definitive Agreement.

On October 19, 2009, Invesco Ltd. (“Invesco”) and Morgan Stanley (“Morgan Stanley”) entered into a Transaction Agreement (the “Transaction Agreement”), pursuant to which Invesco agreed to acquire (the “Acquisition”) the retail investment management business of Morgan Stanley by (i) acquiring Van Kampen Investments, Inc. and its subsidiaries and (ii) purchasing certain assets and assuming certain liabilities associated with designated non-Van Kampen retail investment products (collectively, the “Van Kampen Business”).

Pursuant to the terms and conditions of the Transaction Agreement, Invesco will acquire the Van Kampen Business from Morgan Stanley for an aggregate purchase price (the “Purchase Price”) of $1.5 billion, consisting of $500 million in cash (the “Cash Consideration”) and 44,130,627 shares of Invesco capital stock, consisting of a combination of common stock and a common equivalent preferred stock that will automatically convert into common stock upon sale by Morgan Stanley to a third party (valued at approximately $1 billion based on a 20-day volume-weighted average trading price of Invesco common stock) (the “Equity Consideration”), each subject to adjustment as described below. If the Equity Consideration to be received by Morgan Stanley would cause Morgan Stanley to own more than 4.9% of the outstanding shares of Invesco common stock as of the closing, then the Equity Consideration will be adjusted such that Morgan Stanley receives (i) a number of shares of Invesco common stock up to 4.9% plus (ii) an additional number of shares of non-voting common equivalent Invesco preferred stock that will convert into common stock upon transfer to a non-affiliated third party. Absent such an adjustment, Invesco would anticipate that Morgan Stanley would own approximately 9.4% of Invesco’s common stock outstanding on the date hereof, assuming no purchase price adjustments.

Under the Transaction Agreement, the Purchase Price will be decreased or increased, as the case may be, to the extent that the adjusted asset-based fees generated by the Van Kampen Business as of a date close to the closing date, excluding the impact of market movements, are (i) less than 85% of their level at September 30, 2009 or (ii) more than 115% of their level at September 30, 2009.

Invesco and Morgan Stanley have each made customary representations, warranties and covenants in the Transaction Agreement, including, among others, covenants (i) to conduct their respective businesses in the ordinary course and to not take certain actions during the period between signing and closing and (ii) to cooperate in seeking regulatory approvals and fund and client consents. Morgan Stanley has made additional covenants, including, among others (i) not to solicit alternative acquisition proposals relating to the Van Kampen Business, (ii) not to solicit employees of the Venus Business for a period of two years, (iii) to comply with customary standstill restrictions with respect to Invesco for a period of two years, and (iv) to comply with certain restrictions on the method of transfer of the Equity Consideration. Invesco has made additional covenants, including, among others, to (i) register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of shares of the Equity Consideration by Morgan Stanley, and (ii) coordinate share repurchases or other actions taken by Invesco, including by purchasing shares from Morgan Stanley or adjusting the consideration payable in the transaction, to the extent necessary to keep Morgan Stanley’s ownership of Invesco below 9.9% of Invesco’s capital stock by vote or value.

The completion of the Acquisition is subject to certain customary closing conditions, including, among others (i) the expiration or termination of the applicable Hart-Scott-Rodino

Antitrust Improvements Act waiting period and receipt of certain required regulatory approvals, (ii) adjusted asset-based fees generated by the Van Kampen Business as of a date close to the closing date, excluding the impact of market movements, being at least 70% of their level at September 30, 2009, (iii) subject to certain materiality thresholds, the accuracy of the representations and warranties made by the other party and (iv) material compliance by such other party with its respective obligations under the Transaction Agreement. Invesco’s obligation to complete the Acquisition is subject to certain additional conditions, including, among others, receipt of certain audited and unaudited financial statements of the Van Kampen Business that do not differ from financial statements previously received by Invesco in a manner that would reasonably be expected to have a material adverse effect. Morgan Stanley’s obligations to complete the Acquisition is also subject to certain additional conditions, including among others, that Invesco has made employment offers to employees of the Van Kampen Business, is prepared to register under the Securities Act, the offer and sale of shares of the Equity Consideration by Morgan Stanley and the qualification of the Acquisition for the safe harbor provided by Section 15(f) of the Investment Company Act of 1940, as amended.

The Transaction Agreement contains customary indemnification rights for transactions of this type of each of Invesco and Morgan Stanley, including with respect to breaches of representations, warranties or covenants and certain other specified matters. The indemnification obligations of each party are subject to de minimis thresholds, deductible amounts and caps with respect to breaches of certain representations and warranties.

Invesco will file a copy of the Transaction Agreement with the Securities and Exchange Commission as an exhibit to its Form 10-Q for the quarter ending September 30, 2009. The Transaction Agreement will be filed in order to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual or financial information about Invesco, Morgan Stanley, Van Kampen or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Transaction Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Transaction Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Transaction Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants, or any descriptions thereof, as characterizations of the actual state of facts or condition of Invesco, Morgan Stanley, the Van Kampen Business or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Transaction Agreement, which subsequent information may or may not be fully reflected in public disclosures by Invesco and Morgan Stanley.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Ltd.

By:	/s/ Kevin M. Carome Kevin M. Carome
Senior Managing Director and General Counsel

Date: October 23, 2009